  Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER 2022 FINANCIAL AND OPERATING RESULTS

•Las Vegas Strip Resorts and Regional Operations Adjusted Property EBITDAR increased 47% and 48%, respectively, compared to the first quarter of 2019 and maintained margin growth over 2019 in both the Las Vegas and Regional markets
•Announced offer to acquire global online gaming company LeoVegas for a total tender value of approximately $607 million
•Repurchased $2.8 billion of shares of common stock since January 2021
•Closed transaction with MGP to VICI and continue to pursue a commercial gaming license in New York and development of an Integrated Resort in Osaka, Japan

Las Vegas, Nevada, May 2, 2022 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2022.

“We delivered a strong first quarter in our domestic operations driven by weekend demand and a better mix of business. Our midweek business is improving with each quarter and our group base is growing after a tough January. The results demonstrate the robust demand for our gaming entertainment offerings with the backdrop of increased sports and entertainment programming in the Las Vegas market,” said Bill Hornbuckle, Chief Executive Officer and President of MGM Resorts International. “We reached another milestone in the completion of our asset light strategy with the closing of the VICI transaction, allowing us to simplify our corporate structure and bolster our liquidity while deploying capital into growth projects with the highest shareholder return. We announced this morning the tender offer for 100% of the shares of LeoVegas which will allow us to expand into international online gaming with a world class management team, strong IT platform and growth prospects. We remain focused on achieving our vision to be the world’s premier gaming entertainment company.”

“Our strong liquidity position, coupled with our confidence in the long-term recovery of our core business, has allowed us to continue to focus on maximizing long-term shareholder value. To that end, we continued to repurchase our stock in the first quarter, reaching over $1.0 billion during the first quarter of 2022 and we repaid $1.0 billion of notes in March,” said Jonathan Halkyard, Chief Financial Officer and Treasurer of MGM Resorts International. “We are disciplined in our approach to capital deployment and are focused on maintaining a strong balance sheet with adequate liquidity, while at the same time pursuing growth opportunities with the greatest return to shareholders.”

First Quarter 2022 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $2.9 billion compared to $1.6 billion in the prior year quarter, an increase of 73%. The current quarter benefited from the inclusion of the operating results of Aria and Vdara (collectively "Aria") due to its consolidation in September 2021 and was negatively affected by a decrease in business volume and travel due to the spread of the omicron variant in the early part of the quarter; however, results improved over the prior year quarter which was negatively affected by midweek property and hotel closures, lower business volume and travel activity, and operational restrictions due to the COVID-19 pandemic primarily at the Las Vegas Strip Resorts;
•Net loss attributable to MGM Resorts of $18 million compared to net loss attributable to MGM Resorts of $332 million in the prior year quarter, and net income attributable to MGM Resorts of $31 million in the first quarter of 2019;
•Diluted loss per share of $0.06 in the current quarter compared to diluted loss per share of $0.69 in the prior year quarter;
•Adjusted diluted earnings per share (“Adjusted EPS”)(1) of $0.01 in the current quarter compared to an Adjusted EPS loss per share of $0.68 in the prior year quarter; and
•Consolidated Adjusted EBITDAR(2) of $670 million and Consolidated Adjusted EBITDAR margin(2) of 23.5% in the current quarter.

Las Vegas Strip Resorts
•Net revenues of $1.7 billion in the current quarter compared to $545 million in the prior year quarter, an increase of 205%. The current quarter benefited from the inclusion of Aria and was negatively affected by a decrease in business volume and travel due to the spread of the omicron variant in the early part of the quarter; however, the prior year quarter was negatively affected by midweek property and hotel closures at certain properties, lower business volume and travel activity, and operational restrictions due to the COVID-19 pandemic;
•Same-store net revenues (adjusted for acquisitions/dispositions, as further described in our discussion of non-GAAP measures in footnote 2 below) of $1.4 billion in the current quarter, a decrease of 1% compared to the first quarter of 2019;
•Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues(3) of $1.7 billion compared to $544 million in the prior year quarter, an increase of 204%;
•Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues(3) of $1.3 billion compared to $1.4 billion in the first quarter of 2019, a decrease of 2%;
•Adjusted Property EBITDAR(2) of $594 million in the current quarter compared to $108 million in the prior year quarter, an increase of 449%;
•Same-Store Adjusted Property EBITDAR(2) of $472 million in the current quarter compared to $391 million in the first quarter of 2019, an increase of 21%;
•Adjusted Property EBITDAR margin(2) of 35.7% in the current quarter compared to 19.8% in the prior year quarter, an increase of 1,586 basis points;
•Same-Store Adjusted Property EBITDAR margin(2) of 35.0% in the current quarter compared to 28.6% in the first quarter of 2019, an increase of 638 basis points;
•Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR(2) of $587 million in the current quarter compared to $107 million in the prior year quarter, an increase of 448%; and

•Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR(2) of $464 million compared to $396 million in the first quarter of 2019, an increase of 17%.

Regional Operations

•Net revenues of $891 million in the current quarter compared to $711 million in the prior year quarter, an increase of 25%, and an increase of 11% compared to $804 million in the first quarter of 2019. The prior year quarter was negatively affected by midweek hotel closures at certain properties and operational restrictions;
•Adjusted Property EBITDAR of $313 million in the current quarter compared to $242 million in the prior year quarter, an increase of 29%, and an increase of 48% compared to $212 million in the first quarter of 2019; and
•Adjusted Property EBITDAR margin of 35.2% in the current quarter compared to 34.0% in the prior year quarter, an increase of 115 basis points, and an increase of 882 basis points compared to 26.3% in the first quarter of 2019 due primarily to an increase in revenues and realized benefits of the Company’s costs savings initiatives.
MGM China
•Net revenues of $268 million in the current quarter compared to $296 million in the prior year quarter, a decrease of 9%, and a decrease of 63% compared to $734 million in the first quarter of 2019. The current and prior year quarter were significantly impacted by travel and entry restrictions in Macau; and
•Adjusted Property EBITDAR loss of $26 million in the current quarter compared to Adjusted Property EBITDAR of $5 million in the prior year quarter, and $193 million in the first quarter of 2019. The current quarter included a charge of $18 million related to litigation reserves.

Adjusted Diluted Earnings Per Share
The following table reconciles diluted loss per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended March 31,	2022	2021
Diluted loss per share	$(0.06)	$(0.69)
Property transactions, net	0.12	0.05
Non-operating items:
Gain related to equity investment	(0.03)	—
Foreign currency loss on MGM China senior notes	0.02	0.01
Change in fair value of unhedged MGP swaps	(0.03)	(0.04)
Unconsolidated affiliate items:
Change in fair value of unhedged CityCenter swaps	—	(0.01)
Income tax impact on net income adjustments(1)	(0.01)	—
Adjusted diluted earnings (loss) per share	$0.01	$(0.68)

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2022	2021	% Change
	(Dollars in millions)
Casino Revenue	$475	$232	105%
Table Games Drop	$1,203	$529	127%
Table Games Win	$296	$127	132%
Table Games Win %	24.6%	24.1%
Slots Handle	$4,607	$2,301	100%
Slots Win	$427	$212	101%
Slots Win %	9.3%	9.2%
The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2022	2021	% Change
Room Revenue (In millions)	$485	$144	236%
Occupancy(1)	78%	46%
Average daily rate (ADR)	$197	$129	53%
Revenue per available room (REVPAR)(1)(4)	$154	$60	157%
(1)Rooms that were out of service, including midweek closures, during the three months ended March 31, 2021 due to the COVID-19 pandemic were excluded from the available room count when calculating hotel occupancy and REVPAR.

Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended March 31,	2022	2021	% Change
	(Dollars in millions)
Casino Revenue	$704	$597	18%
Table Games Drop	$1,021	$819	25%
Table Games Win	$216	$173	25%
Table Games Win %	21.2%	21.2%
Slots Handle	$6,662	$5,384	24%
Slots Win	$638	$526	21%
Slots Win %	9.6%	9.8%

MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2022	2021	% Change
	(Dollars in millions)
Casino Revenue	$231	$262	(12)%
VIP Table Games Turnover	$963	$2,373	(59)%
VIP Table Games Win	$23	$78	(71)%
VIP Table Games Win %	2.4%	3.3%
Main Floor Table Games Drop	$1,096	$1,044	6%
Main Floor Table Games Win	$239	$230	5%
Main Floor Table Games Win %	21.8%	22.0%

License fee expense was $5 million in each of the current quarter and prior year quarter.
Corporate Expense
Corporate expense, including share-based compensation for corporate employees, increased to $111 million in the first quarter of 2022, from $78 million in the prior year quarter, partially due to an increase in payroll expense as the prior year quarter reflected the impact of temporary closures due to the pandemic. The current quarter also included $9 million in transaction costs.
Unconsolidated Affiliates
The following table summarizes information related to the Company’s share of operating loss from unconsolidated affiliates:

Three Months Ended March 31,	2022	2021
	(In thousands)
CityCenter	$—	$(2,831)
MGP BREIT Venture	38,936	38,962
BetMGM	(91,993)	(59,236)
Other	6,219	(2,474)
	$(46,838)	$(25,579)

MGM Growth Properties
During the first quarter of 2022, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $218 million and received distributions of $58 million from the MGP Operating Partnership. On April 14, 2022, MGM Growth Properties LLC (“MGP”) paid a dividend of $83 million and the Company concurrently received a $59 million distribution.

MGM Resorts Dividend and Share Repurchases
On May 2, 2022, the Company’s Board of Directors approved a quarterly dividend of $0.0025 per share. The dividend will be payable on June 15, 2022 to holders of record on June 10, 2022.

On March 2, 2022 the Company announced that its Board of Directors had authorized a new $2.0 billion stock repurchase program, which is in addition to the Company's existing February 2020 $3.0 billion stock repurchase plan. During the first quarter of 2022, the Company repurchased approximately 23 million shares of its common stock at an average price of $42.92 per share for an aggregate amount of $1.0 billion, pursuant to the February 2020 $3.0 billion stock repurchase plan. The aggregate remaining availability under the March 2022 $2.0 billion stock repurchase program and February 2020 $3.0 billion stock repurchase program was $2.2 billion as of March 31, 2022. All shares repurchased under the Company’s program have been retired.
Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 9652143.

A replay of the call will be available through May 9, 2022. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 6483627.

1.“Adjusted EPS” is diluted earnings or loss per share adjusted to exclude preopening and start-up expenses, property transactions, net, loss related to equity investment, foreign currency loss related to MGM China’s U.S. dollar-denominated debt, mark-to-market adjustments related to MGP’s unhedged interest rate swaps, and mark-to-market adjustments related to CityCenter's unhedged interest rate swaps recorded within non-operating items from unconsolidated affiliates.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in this release.

2.“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple net operating and ground leases, and income from unconsolidated affiliates related to investments in real estate ventures.

“Adjusted Property EBITDAR” is the Company’s reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, rent expense associated with triple-net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and property transactions, net, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGP that eliminates in consolidation.

"Same-Store Adjusted Property EBITDAR" is Adjusted Property EBITDAR further adjusted to exclude the Adjusted Property EBITDAR of acquired operating segments from the date of acquisition through the end of the reporting period and to exclude the Adjusted Property EBITDAR of disposed operating segments from the beginning of the reporting period through the date of disposition. Accordingly, the Company has excluded the Adjusted Property EBITDAR of Aria for periods subsequent to its acquisition on September 27, 2021 and the Adjusted Property EBITDAR of Circus Circus Las Vegas for periods prior to its disposition on December 19, 2019 in Same-Store Adjusted Property EBITDAR for the periods included in this release.

Same-Store Adjusted Property EBITDAR is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing meaningful period-to-period comparisons of the results of the Company’s operations for operating segments that were consolidated by the Company for the full period presented to assist investors in reviewing the Company’s operating performance over time. Same-Store Adjusted Property EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to the Company's reportable segment GAAP measure or net income, or to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis, and is provided for the limited purposes discussed herein. In addition, Same-Store Adjusted Property EBITDAR may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies, and such differences may be material. A reconciliation of the Company's reportable segment Adjusted Property EBITDAR GAAP measure to Same-Store Adjusted Property EBITDAR is included in the financial schedules in this release.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR” and “Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted Property EBITDAR and Same-Store Adjusted Property EBITDAR, are presented to adjust for the impact of certain variances in table games win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR are calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR excludes the Adjusted Property EBITDAR of acquired operating segments from the date of acquisition through the end of the reporting period and the Adjusted Property EBITDAR of disposed operating segments from the beginning of the reporting period through the date of disposition, and also excludes the hold adjustment related to such acquired and disposed operating segments for the respective periods. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR are also adjusted for the gaming taxes, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to the Company's reportable segment GAAP measure or net income, or to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis, and is provided for the limited purposes discussed herein. In addition, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financials measures of other companies, and such differences may be material. A reconciliation of the Company's reportable segment Adjusted Property EBITDAR GAAP measure to Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR is included in the financial schedules in this release.

Adjusted EBITDAR information is a non-GAAP measure that is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense associated with triple net operating leases and ground leases. Management believes excluding rent expense associated with triple net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company’s results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, an indicator of the Company's performance, considered in isolation, or construed as an alternative to operating income or net income, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense associated with the Company’s triple net operating and ground leases, and are provided for the limited purposes discussed herein. In addition, other companies in the gaming and hospitality industries that report Adjusted EBITDAR may calculate Adjusted EBITDAR in a different manner and such differences may be material.The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR.

A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3.“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues for the impact of certain variances in table games win percentages compared to the mid-point of the expected ranges, as described in footnote 2 above. Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues excludes the net revenues of acquired operating segments from the date of acquisition through the end of the reporting period and the net revenues of disposed operating segments from the beginning of the reporting period through the date of disposition, and also excludes the hold adjustment related to such acquired and disposed operating segments for the respective periods. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues are also adjusted for the discounts and other incentives that would have been incurred or avoided when applying the win percentages noted in footnote 2 above to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors in evaluating the Company’s operating performance, and that Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues is useful in providing meaningful period-to-period comparisons of the results of the Company’s operations for operating segments that were consolidated by the Company for the full period presented to assist investors in reviewing the Company’s operating performance over time. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues should not be construed as alternatives to GAAP net revenues or to any other measure determined in accordance with generally accepted accounting principles and may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies, and such differences may be material. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues are included in the financial schedules in this release.

4. REVPAR is hotel revenue per available room.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.
Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding the closing of its announced transactions and any benefits expected to be received from such transactions, future results, including the continued impact of COVID-19 pandemic on its results of operations and the duration of such impact, expectations regarding the Company’s liquidity position, the Company’s ability to execute on its strategic plans and growth projects, including obtaining commercial gaming in New York, the development of an integrated resort in Japan, the closing of the LeoVegas transaction, and positioning BetMGM as a leader in sports betting and iGaming, and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases or dividends). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.
MGM RESORTS CONTACTS:

Investment Community
ANDREW CHAPMAN
Director of Investor Relations
(702) 693-8711 or achapman@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Revenues
Casino	$1,420,910	$1,098,633
Rooms	557,073	198,419
Food and beverage	492,854	157,412
Entertainment, retail and other	371,566	135,222
Reimbursed costs	11,906	58,061
	2,854,309	1,647,747
Expenses
Casino	674,365	551,905
Rooms	196,113	104,213
Food and beverage	368,662	135,227
Entertainment, retail and other	218,749	78,381
Reimbursed costs	11,906	58,061
General and administrative	776,837	546,407
Corporate expense	111,241	78,037
Preopening and start-up expenses	434	5
Property transactions, net	54,738	26,071
Depreciation and amortization	288,638	290,551
	2,701,683	1,868,858
Loss from unconsolidated affiliates	(46,838)	(25,579)
Operating income (loss)	105,788	(246,690)
Non-operating income (expense)
Interest expense, net of amounts capitalized	(196,091)	(195,295)
Non-operating items from unconsolidated affiliates	(15,133)	(20,836)
Other, net	34,302	32,185
	(176,922)	(183,946)
Loss before income taxes	(71,134)	(430,636)
Benefit for income taxes	36,341	94,698
Net loss	(34,793)	(335,938)
Less: Net loss attributable to noncontrolling interests	16,777	4,109
Net loss attributable to MGM Resorts International	$(18,016)	$(331,829)

Loss per share
Basic	$(0.06)	$(0.69)
Diluted	$(0.06)	$(0.69)
Weighted average common shares outstanding
Basic	442,916	494,864
Diluted	442,916	494,864

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$2,719,115	$4,703,059
Restricted cash(1)	500,101	500,000
Accounts receivable, net	593,466	583,915
Inventories	102,050	96,374
Income tax receivable	234,659	273,862
Prepaid expenses and other	365,554	258,972
Total current assets	4,514,945	6,416,182

Property and equipment, net	14,144,526	14,435,493

Other assets
Investments in and advances to unconsolidated affiliates	1,008,144	967,044
Goodwill	3,474,861	3,480,997
Other intangible assets, net	3,555,466	3,616,385
Operating lease right-of-use assets, net	11,438,442	11,492,805
Other long-term assets, net	513,621	490,210
Total other assets	19,990,534	20,047,441
	$38,650,005	$40,899,116
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$281,225	$263,097
Construction payable	20,703	23,099
Current portion of long-term debt	1,250,000	1,000,000
Accrued interest on long-term debt	169,630	172,624
Other accrued liabilities	1,878,043	1,983,444
Total current liabilities	3,599,601	3,442,264

Deferred income taxes, net	2,442,618	2,439,364
Long-term debt, net	10,507,140	11,770,797
Operating lease liabilities	11,810,047	11,802,464
Other long-term obligations	280,077	319,914
Redeemable noncontrolling interests	130,898	147,547
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 430,562,057 and 453,803,759 shares	4,306	4,538
Capital in excess of par value	761,559	1,750,135
Retained earnings	4,321,482	4,340,588
Accumulated other comprehensive loss	(22,007)	(24,616)
Total MGM Resorts International stockholders' equity	5,065,340	6,070,645
Noncontrolling interests	4,814,284	4,906,121
Total stockholders' equity	9,879,624	10,976,766
	$38,650,005	$40,899,116
 (1) Relates to the acquisition of The Cosmopolitan of Las Vegas

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2022	March 31, 2021	March 31, 2019
Las Vegas Strip Resorts (1)	$1,662,892	$544,964	$1,428,188
Regional Operations	890,829	711,351	803,945
MGM China	268,375	296,354	734,204
Management and other operations	32,213	95,078	210,574
	$2,854,309	$1,647,747	$3,176,911

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2022	March 31, 2021	March 31, 2019
Las Vegas Strip Resorts (1)	$593,634	$108,119	$403,651
Regional Operations	313,279	241,982	211,797
MGM China	(25,656)	4,775	192,811
Unconsolidated affiliates (2)	(88,484)	(67,251)	40,482
Management and other operations	(3,601)	13,586	30,656
Stock compensation	(23,344)	(16,029)	(16,295)
Corporate	(95,424)	(67,297)	(115,374)
	$670,404

(1)The three months ended March 31, 2022 includes the operating results of Aria, which was consolidated commencing September 27, 2021
(2) Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences. Includes the operating results of CityCenter during the three months ended March 31, 2021 and 2019.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2022	March 31, 2021	March 31, 2019
Net income (loss) attributable to MGM Resorts International	$(18,016)	$(331,829)	$31,297
Plus: Net income (loss) attributable to noncontrolling interests	(16,777)	(4,109)	34,860
Net income (loss)	(34,793)	(335,938)	66,157
(Benefit) provision for income taxes	(36,341)	(94,698)	71,511
Income (loss) before income taxes	(71,134)	(430,636)	137,668
Non-operating (income) expense:
Interest expense, net of amounts capitalized	196,091	195,295	216,120
Other, net	(19,169)	(11,349)	16,472
	176,922	183,946	232,592

Operating income (loss)	105,788	(246,690)	370,260
Preopening and start-up expenses	434	5	3,287
Property transactions, net	54,738	26,071	8,776
Depreciation and amortization	288,638	290,551	316,414
Restructuring	—	—	41,098
Triple-net operating lease and ground lease rent expense	262,452	189,620	7,893
Income from unconsolidated affiliates related to real estate ventures	(41,646)	(41,672)	—
Adjusted EBITDAR	$670,404

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2022	March 31, 2021
Las Vegas Strip Resorts net revenues	$1,662,892	$544,964
Hold adjustment (1)	(7,832)	(1,071)
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$1,655,060	$543,893

Las Vegas Strip Resorts Adjusted Property EBITDAR	$593,634	$108,119
Hold adjustment (2)	(6,665)	(945)
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR	$586,969	$107,174

(1)For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.
(2)These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS SAME-STORE NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO LAS VEGAS STRIP RESORTS SAME-STORE ADJUSTED PROPERTY EBITDAR AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS SAME-STORE ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2022	March 31, 2019
Las Vegas Strip Resorts net revenues	$1,662,892	$1,428,188
Acquisitions (1)	(311,293)	—
Dispositions (1)	—	(59,290)
Las Vegas Strip Resorts same-store net revenues	1,351,599	1,368,898
Hold adjustment (2)	(9,608)	5,290
Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues	$1,341,991	$1,374,188

Las Vegas Strip Resorts Adjusted Property EBITDAR	$593,634	$403,651
Acquisitions (1)	(121,220)	—
Dispositions (1)	—	(12,538)
Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR	472,414	391,113
Hold adjustment (3)	(8,169)	4,472
Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR	$464,245	$395,585

(1)The Company has excluded the net revenues and Adjusted Property EBITDAR of Aria (including Vdara) for periods subsequent to its acquisition on September 27, 2021 and the net revenues and Adjusted Property EBITDAR of Circus Circus Las Vegas for periods prior to its disposition on December 19, 2019 in determining Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues, Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR, and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR.

(2)For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win. The Company has excluded the hold adjustment related to Aria for periods subsequent to its acquisition on September 27, 2021 and the hold adjustment related to Circus Circus Las Vegas for periods prior to its disposition on December 19, 2019 in determining Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR.

(3)These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (2) above.

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